Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2015 Q3 RESULTS

PARK CITY, Utah, July 30, 2015/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2015 third quarter ended June 30, 2015.  Net sales for the fiscal 2015 third quarter were $54.4 million compared to $55.6 million for the same quarter of fiscal 2014.  For the third quarter of fiscal 2015, net income was $4.5 million, or $0.47 diluted earnings per share, compared to net income of $4.0 million, or $0.41 diluted earnings per share, for the same quarter of fiscal 2014.

Net sales for the nine months ended June 30, 2015 were $162.8 million compared to $162.0 million for the same period of fiscal 2014.  For the nine months ended June 30, 2015, net income was $11.9 million, or $1.24 diluted earnings per share, compared to net income of $12.5 million, or $1.27 diluted earnings per share, for the same period of fiscal 2014.

Operating cash flow for the nine months ended June 30, 2015 was $21.2 million compared to $16.1 million for the same period of fiscal 2014.  The operating cash flow for the nine months ended June 30, 2015, combined with existing cash, was primarily used to repay net borrowings of $11.0 million on the Company’s revolving credit facility and to invest $6.5 million in purchases of property, plant and equipment, $3.6 million in purchases of common stock for treasury and $1.3 million in acquisitions of natural product businesses.

Bill Gay, chairman and chief executive officer, commented, “Our Adjusted EBITDA, net income and operating cash flow for the third quarter of fiscal 2015 strengthened. The decrease in fiscal 2015 third quarter net sales of 2.2% was primarily related to international customers and, to a lesser extent, private label accounts.  International sales continued to be impacted negatively by the stronger U.S. dollar and fewer orders from certain international customers. Our focus on only purchasing the highest quality raw materials means that sourcing and related out-of-stocks continued to be a challenge for our manufacturing operations. Management believes that ongoing synergies from acquisitions and operational changes that have been implemented will enhance our overall results by the end of this calendar year.”

Mr. Gay stated, “Our operating cash flow provided the financial resources required to re-purchase stock, make capital investments, pay down debt and acquire competitive businesses.  Management seeks to acquire niche companies that fill gaps in our existing product coverage.  Acquisitions remain a key component to our long-term growth.”

Mr. Gay continued, “Larger natural food market chains continue their roll-out in most major US markets.  This is requiring the smaller and medium sized health food stores to become more competitive in order to prosper or even survive.  While we continue our historical support of these independent health food stores, some are not responding quickly enough and are struggling and facing the choice of closing or selling locations. This is resulting in a pronounced shift of customers to larger natural food stores.  Fortunately, the growth of these larger chains seems to be offsetting corresponding declines in smaller stores.  We believe that the size and breadth of our brand and product offering should enable us to continue to be a primary supplier for larger stores and that we are positioned to capitalize on this changing marketplace.  Management would like to express our appreciation and thanks to our employees and stakeholders for their ongoing support of our company’s long-term growth goals.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provide ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Pioneer®, Nutra BioGenesis™, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™, Cornucopia Community Market™ and Granola’s™.

We also own health food stores, which operate under various trade names, including Fresh Vitamins™ and Peachtree Natural Foods®.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 8,000 SKUs, including approximately 800 SKUs exclusively sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same; (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them; (iii) increased costs, including from increased raw material or energy prices; (iv) changes in general worldwide economic or political conditions; (v) adverse publicity or negative consumer perception regarding nutritional supplements; (vi) issues with obtaining raw materials of adequate quality or quantity; (vii) litigation and claims, including product liability, intellectual property and other types;  (viii) disruptions from or following acquisitions including the loss of customers; (ix) increased competition; (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel; (xi) the loss of key personnel or the inability to manage our operations efficiently; (xii) problems with information management systems, manufacturing efficiencies and operations; (xiii) insurance coverage issues; (xiv) the volatility of the stock market generally and of our stock specifically; (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies; and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	June 30,	September 30,
	2015	2014
Assets
Current assets, net	$82,425	$83,850
Property, plant and equipment, net	78,350	79,244
Goodwill	24,384	23,622
Other non-current assets, net	25,746	28,062
	$210,905	$214,778

Liabilities and Stockholders’ Equity
Current liabilities	$20,070	$21,709
Long-term liabilities	32,171	43,456
Stockholders’ equity	158,664	149,613
	$210,905	$214,778

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014
Net sales	$54,382	$55,625	$162,830	$162,034
Cost of sales	27,955	28,473	83,293	81,660
Gross profit	26,427	27,152	79,537	80,374
Operating expenses
Selling, general and administrative	19,061	19,762	58,404	57,625
Amortization of intangible assets	729	704	2,189	1,940
Income from operations	6,637	6,686	18,944	20,809
Interest and other expense, net	257	356	827	1,024
Income before provision for income taxes	6,380	6,330	18,117	19,785
Provision for income taxes	1,930	2,333	6,220	7,329

Net income	$4,450	$3,997	$11,897	$12,456

Net income per common share
Basic	$0.47	$0.41	$1.24	$1.27
Diluted	0.47	0.41	1.24	1.27

Weighted average common shares outstanding
Basic	9,561,008	9,798,393	9,612,171	9,826,516
Diluted	9,563,999	9,806,793	9,617,091	9,835,666

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014

Net income	$4,450	$3,997	$11,897	$12,456
Provision for income taxes	1,930	2,333	6,220	7,329
Interest and other expense, net (1)	257	356	827	1,024
Depreciation and amortization	3,195	2,942	9,702	8,357

Adjusted EBITDA	$9,832	$9,628	$28,646	$29,166

(1)   Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and goodwill and intangible asset impairments.  We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.